Exhibit 10(x)

SIGMA–ALDRICH CORPORATION

$100,000,000

7.687% Senior Notes due September 12, 2010

NOTE PURCHASE AGREEMENT

Dated: September 12, 2000

Exhibit 10(x) (continued)

i

Exhibit 10(x) (continued)

ii

Exhibit 10(x) (continued)

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Certain Litigation

SCHEDULE 5.11	—	Patents, etc.

SCHEDULE 5.14	—	Use of Proceeds

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 10.7(f)	—	Existing Liens

EXHIBIT 1	—	Form of 7.687% Senior Note due September 12, 2010

EXHIBIT 4.4	—	Form of Opinion of Special Counsel for the Company

iii

Exhibit 10(x) (continued)

SIGMA–ALDRICH CORPORATION

3050 SPRUCE STREET

ST. LOUIS, MISSOURI 63103

7.687% SENIOR NOTES due September 12, 2010

September 12, 2000

TO EACH OF THE PURCHASERS LISTED IN

    THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

Sigma–Aldrich Corporation, a Delaware corporation, together with its successors and assigns (the “Company”), agrees with you as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Company has authorized the issue and sale of $100,000,000 aggregate principal amount of its 7.687% Senior Notes due September 12, 2010 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.

Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.

Exhibit 10(x) (continued)

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by you shall occur at the offices of Bryan Cave, LLP, 211 North Broadway, One Metropolitan Square, Suite 3600, St. Louis, Missouri 63102 at 10:00 a.m. CDT, at a closing (the “Closing”) on September 12, 2000 or on such other Business Day thereafter on or prior to October 1, 2000 as may be agreed upon by the Company and you. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to: Firstar Bank, N.A., ABA# 081-000-210, Account #1005017999, Account Name: Sigma-Aldrich Corporation. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

Exhibit 10(x) (continued)

Section 4.4. Opinions of Counsel. You shall have received an opinion in form and substance satisfactory to you, dated the date of the Closing from Bryan Cave, counsel for the Company, covering the matters set forth in Exhibit 4.4 and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you).

Section 4.5. Purchase Permitted by Applicable Law, etc. On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

Section 4.7. Intentionally deleted.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been requested by and obtained for the Notes by the Purchaser.

Section 4.9. Changes in Corporate Structure. Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your counsel, and you and your counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

Exhibit 10(x) (continued)

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you as of the Date of the Closing that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, etc. This Agreement and the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company has executed and delivered to you that certain Commitment dated August 9, 2000 which contained a Term Sheet (the “Term Sheet”) summarizing the main terms relating to the transactions completed herein. Except as disclosed in Schedule 5.3, this Agreement, the Term Sheet, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Term Sheet or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 1999 there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

Exhibit 10(x) (continued)

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Section 5.5. Financial Statements. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes.

Section 5.6. Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (x) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under any Material: (i) indenture; (ii) mortgage; (iii) deed of trust; (iv) loan; (v) purchase or credit agreement; (vi) lease; (vii) corporate charter or by-laws; or (viii) any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (y) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (z) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Exhibit 10(x) (continued)

Section 5.8. Litigation; Observance of Statutes and Orders. (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. As of September 15, 1999, the Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The United States Federal income tax liabilities of the Company and its Subsidiaries have been determined, examined and accepted by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1996.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, etc. Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Exhibit 10(x) (continued)

Section 5.12. Compliance with ERISA. To the best of the Company’s knowledge:

(a) the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multi-employer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multi-employer Plans that individually or in the aggregate are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is approximately $42,600,000 as of December 31, 1999.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

Exhibit 10(x) (continued)

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, who has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) other than the capital stock of the Company which will be immediately retired or held by the Company as treasury stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation U of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness. Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of July 31, 2000, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 5.16. Foreign Assets Control Regulations, etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

Exhibit 10(x) (continued)

Section 5.18. Environmental Matters. Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing:

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6. REPRESENTATIONS OF THE PURCHASER.

Section 6.1. Purchase for Investment. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained

Exhibit 10(x) (continued)

solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d) the Source is a governmental plan; or

(e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA; or

(g) the Source is an “insurance company general account” within the meaning of PTE 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile.

Exhibit 10(x) (continued)

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements. Within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements. Within 105 days after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been

Exhibit 10(x) (continued)

made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports. Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

(d) Notice of Default or Event of Default. Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters. Promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

Exhibit 10(x) (continued)

(f) Requested Information. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes;

(g) Notices from Governmental Authority. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h) Actions, Proceedings. Promptly after a Responsible Officer becomes aware of the commencement thereof, notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance. The information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default. A statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Exhibit 10(x) (continued)

Section 7.3. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default. If no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default. If a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8. PREPAYMENT OF THE NOTES.

Section 8.1. Intentionally deleted.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in a principal amount of not less than $10,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus accrued interest plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Exhibit 10(x) (continued)

Section 8.4. Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least thirty (30) Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least fifteen (15) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

Exhibit 10(x) (continued)

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) .30% plus (b) the yield to maturity implied by (i) the ask yields reported, as of the close of business on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the “HP” (historical price) pages for actively traded U.S. Treasury securities from the “PX1” page of the Bloomberg Financial Markets screens, having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing

(i) such Called Principal into

(ii) the sum of the products obtained by multiplying

(A) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by

(B) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

Exhibit 10(x) (continued)

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change in Control.

(a) Notice of Change in Control or Control Event. The Company will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.7(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.7(c) and shall be accompanied by the certificate described in Section 8.7(g).

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.7(c), accompanied by the certificate described in Section 8.7(g), and contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.7(a) and Section 8.7(b) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by Section 8.7(a), such date shall be not less than 45 days and not more than 60 days after the date of such offer. If the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date of such offer.

(d) Acceptance and Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least fifteen (15) days prior to the Proposed Prepayment Date. The failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute an acceptance of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.7(f).

Exhibit 10(x) (continued)

(f) Deferral of Obligation to Purchase. The obligation of the Company to prepay Notes pursuant to the offers accepted in accordance with Section 8.7(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of: (i) any such deferral of the date of prepayment; (ii) the date on which such Change in Control and the prepayment are expected to occur; and (iii) any determination by the Company that the efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) the last date upon which the offer can be accepted or rejected, and setting forth the consequences of failing to provide an acceptance or rejection, as provided in Section 8.7(d); (vi) that the conditions of this Section 8.7 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Section 9.2. Insurance. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Exhibit 10(x) (continued)

Section 9.3. Maintenance of Properties. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Section 9.4. Payment of Taxes. The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Section 9.5. Corporate Existence, etc. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Section 9.6 Pari Passu Ranking. The Notes shall at all times rank pari passu, without preference or priority, with all other outstanding, unsecured, unsubordinated obligations of the Company, present and future, that have not been accorded preferential rights.

Exhibit 10(x) (continued)

Section 9.7. Line of Business. The Company will, and will cause each of its Subsidiaries to carry on their business in substantially the same manner and in substantially the same fields as such business is carried on and maintained as of the date of the Closing.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2. Merger, Consolidation, etc. The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Subsidiary of the Company may: (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to the Company or another Subsidiary of the Company; and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.6) unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes; and

(b) the Successor Corporation would he permitted to incur at least $1.00 of additional Indebtedness owing to a Person other than a Subsidiary or Successor Corporation; and

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

Exhibit 10(x) (continued)

Section 10.3. Maintenance of Consolidated Net Worth. The Company will not, at any time, permit Consolidated Net Worth to be less than $750,000,000.

Section 10.4. Limitation on Consolidated Indebtedness. The Company will not, at any time permit Consolidated Indebtedness to exceed 55% of the Consolidated Capitalization.

Section 10.5. Limitation on Priority Debt. The Company will not, at any time, permit Priority Debt to exceed 30% of the Consolidated Net Worth as of the then most recently ended fiscal quarter of the Company.

Section 10.6. Sale of Assets. The Company will not, and will not permit any Subsidiary to, make any asset sale unless:

(a) the Book Value of the property subject to such asset sale, together with the aggregate Book Value of all property of the Company and its Subsidiaries that were the subject of an asset sale during the then current fiscal year of the Company, would not exceed 20% of Consolidated Total Assets determined as of the end of the then most recently ended fiscal year of the Company; and, provided further that the cumulative Book Value of all property sold in accordance with this Section 10.6 will not exceed 30% of Consolidated Total Assets existing at the end of the most recent fiscal quarter; or

(b) the sale proceeds equal or exceed the fair market value (as determined in the good faith opinion of the board of directors of the Company) and where sale proceeds are used to acquire productive assets or to reduce Indebtedness not subordinate to these Notes within twelve (12) months of the asset sale; and

(c) in the event of any asset sale in accordance with Section 10.6 (a) or (b), immediately after giving effect to such asset sale, no Default or Event of Default would exist.

Section 10.7. Limitations on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

Exhibit 10(x) (continued)

(b) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(c) any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal;

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e) Liens on property or assets of any Subsidiary securing Indebtedness owing to the Company or to another Subsidiary;

(f) Liens existing on the date of this Agreement and securing Indebtedness of the Company and its Subsidiaries as listed on Schedule 10.7(f);

(g) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that:

(i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the lesser of (A) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

Exhibit 10(x) (continued)

(iii) any such Lien shall be created contemporaneously with, or within180 days after, the acquisition or construction of such property;

(h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(i) any Lien renewing, extending or refunding any Lien permitted by paragraphs (a) through (h) of this Section 10.7, provided that: (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced; (ii) such Lien is not extended to any other property; (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist; and (iv) the weighted average life to maturity of the Indebtedness secured by such Lien(s) is not reduced;

(j) other Liens not otherwise permitted by paragraphs (a) through (i) provided that such Liens be considered Priority Debt.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.3, 10.4, 10.5 or 10.6;

(d) the Company defaults in the performance of or compliance with any term contained in Sections 10.1, 10.2, 10.7, 10.8, 10.9, or 10.10 and such default is not remedied within fifteen (15) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

Exhibit 10(x) (continued)

(e) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c) and (d) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g) the Company or any Subsidiary is in default (as principal or as guarantor or other surety): (i) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(h) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

Exhibit 10(x) (continued)

(j) an uninsured final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i), (ii), (iv), (v) and (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Exhibit 10(x) (continued)

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) of Section 12.1, the holders of not less than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or

Exhibit 10(x) (continued)

otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

Exhibit 10(x) (continued)

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in St. Louis, Missouri at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

Exhibit 10(x) (continued)

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. The Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the

Exhibit 10(x) (continued)

rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Amendment or Waiver in Contemplation of Transfer. Any amendment or waiver made pursuant to this Section 17.2 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect, except solely as to such holder.

Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Exhibit 10(x) (continued)

Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasury Director, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of

Exhibit 10(x) (continued)

business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary (including, without limitation, any oral information that is specifically identified by the Company to your representatives as “confidential” at the time that such information is received by you), provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you and not use (except as contemplated by this Agreement), trade while in possession of, or disclose (to outside third parties) such Confidential Information, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes) and such directors, officers, employees, agents, attorneys and affiliates will be subject to the terms of this Section 20, (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or, subject to reasonable prior notice and provided such Confidential Information is identified prominently as being confidential, any similar organization or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) subject to reasonable prior notice and provided such Confidential Information is identified prominently as being confidential, any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or

Exhibit 10(x) (continued)

other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. You agree to cooperate with the Company or any Subsidiary, to the extent the Company or such Subsidiary seeks to object to, or file pleadings or motions with respect to (all objections, pleadings and the like at the sole expense of the Company, including reimbursement to each holder of the Notes from the Company for any out of pocket costs, fees and/or expenses that such Noteholder may incur as a result of such cooperation), any disclosure pursuant to Clause (vii) (except in the case of the National Association of Insurance Commissioners) or pursuant to Clause (viii). Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Exhibit 10(x) (continued)

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SIGNATURE PAGE TO FOLLOW

Exhibit 10(x) (continued)

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,
SIGMA–ALDRICH CORPORATION

By:	/s/ Kirk Richter
Name: Kirk Richter Title: Treasurer

By:	/s/ Karen Miller
Name: Karen Miller Title: Controller

The foregoing is hereby

agreed to as of the

date thereof.

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Lyle Triebwasser
Name: Lyle Triebwasser Its: Senior Investment Officer

By:	/s/ Julie Pierce
Name: Julie Pierce Its: Investment Officer

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Lyle Triebwasser
Name: Lyle Triebwasser Its: Senior Investment Officer

By:	/s/ Julie Pierce
Name: Julie Pierce Its: Investment Officer

Exhibit 10(x) (continued)

INFORMATION RELATING TO PURCHASERS

STATE FARM LIFE INSURANCE COMPANY

TAX ID #37-0533090

Participation Amount: $95,000,000

Wire Transfer Instructions:

The Chase Manhattan Bank

ABA No. 021000021

SSG Private Income Processing

A/C #900-9-000200

For Credit To Account Number G 06893

Ref. PPN # 826552 A* 2

Rate: 7.687%

Maturity Date: September 12, 2010

Send notices (as well as a photocopy of the original security) to:

State Farm Life Insurance Company

Investment Dept. E-10

One State Farm Plaza

Bloomington, IL 61710

Send confirms to:

State Farm Life Insurance Company

Investment Accounting Dept. D-3

One State Farm Plaza

Bloomington, IL 61710

Send the original security (via registered mail) to:

Chase Manhattan Bank

Attn: Barbara Walsh

(North America Insurance)

3 Chase Metrotech Center-6th Floor

Brooklyn, New York 11245

Send an additional copy of the original security plus an original set of closing documents and two conformed copies of the Note Purchase Agreement to:

State Farm Insurance Companies

One State Farm Plaza E-8

Bloomington, Illinois 61710

Attn: Investment Legal E-8

Larry Rottunda, Investment Counsel

SCHEDULE A-1

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

STATE FARM LIFE & ACCIDENT ASSURANCE COMPANY

TAX ID #37-0805091

Participation Amount: $5,000,000

Wire Transfer Instructions:

The Chase Manhattan Bank

ABA No. 021000021

SSG Private Income Processing

A/C #900-9-000200

For Credit To Account Number G 06895

Ref. PPN # 826552 A* 2

Rate: 7.687%

Maturity Date: September 12, 2010

Send notices (as well as a photocopy of the original security) to:

State Farm Life and Accident Assurance Company

Investment Dept. E-10

One State Farm Plaza

Bloomington, IL 61710

Send confirms to:

State Farm Life and Accident Assurance Company

Investment Accounting Dept. D-3

One State Farm Plaza

Bloomington, IL 61710

Send the original security (via registered mail) to:

Chase Manhattan Bank

Attn: Barbara Walsh

(North America Insurance)

3 Chase Metrotech Center-6th Floor

Brooklyn, New York 11245

Send an additional copy of the original security plus an original set of closing documents and two conformed copies of the Note Purchase Agreement to:

State Farm Insurance Companies

One State Farm Plaza E-8

Bloomington, Illinois 61710

Attn: Investment Legal E-8

Larry Rottunda, Investment Counsel

SCHEDULE A-2

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. For purposes of this Agreement, the Purchaser shall not be considered an Affiliate by virtue of its common stock ownership in the Company.

“Book Value” means the applicable property’s original cost less its accumulated depreciation all in accordance with GAAP.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Control” means any of the following events or circumstances: (a) if any Person or Persons acting in concert together with Affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% (by number of shares) of the issued and outstanding [voting] stock of the Company.; or (b) if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s voting stock.

“Closing” is defined in Section 3.

SCHEDULE B-1

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Sigma-Aldrich Corporation, a Delaware corporation.

“Confidential Information” is defined in Section 20.

“Consolidated Capitalization” means the sum of Consolidated Indebtedness and Consolidated Net Worth.

“Consolidated Indebtedness” means, as of any date of determination, the total of all Indebtedness of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” means, at any time: (a) the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries; minus (b) the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP; minus (c) any consolidated balance sheet foreign currency translation adjustment.

“Consolidated Total Assets” means the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Control Event” means: (a) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control; or (b) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or (c) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

SCHEDULE B-2

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of: (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Chase Manhattan Bank in New York, New York as its “base” or “prime” rate.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of:

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

Schedule B-3

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication, including both short and long term obligations,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person [excluding: (i) contingent “earn-out” liabilities relevant to the Company’s

Schedule B-4

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

acquisition of First Medical Incorporated, contingent “earn-out” liabilities which are not anticipated (by the Company) to be Material; and (ii) accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property];

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money) excluding letters of credit backing up worker’s compensation claims, bid bonds and other similar obligations (incurred in the Company’s and its Subsidiary’s ordinary course of business which are not, on an accumulated basis, Material;

(f) Swaps of such Person, excluding foreign forward currency contracts; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any subsequent holder of a Note, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole which, on a cumulative consolidated basis, exceeds 5% of the Company’s Consolidated Total Assets.

Schedule B-5

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

“Material Adverse Effect” means a material adverse effect on: (i) the financial condition or operations of the Company and its Subsidiaries taken as a whole; (ii) the ability of the Company to perform its obligations under this Agreement and the Notes; and (iii) the legality, validity or enforceability of this Agreement or the Notes.

“Multi-employer Plan” means any Plan that is a “multi-employer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” is defined in Section 2.

“Other Purchasers” is defined in Section 2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Priority Debt” means, without duplication, the sum of (a) all Indebtedness of the Company secured by any Lien with respect to any property owned by the Company or any

Schedule B-6

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

of its Subsidiaries per Section 10.7(j); and (b) all Indebtedness of Subsidiaries (except Indebtedness owed to the Company or a Subsidiary).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Successor Corporation” has the meaning set forth in Section 10.2 (a)

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the

Schedule B-7

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Term Sheet” means the summary of terms and conditions of the Financing that was attached to the August 9, 2000 Revised Commitment Letter.

Schedule B-8

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

EXHIBIT 1

FORM OF NOTE

SIGMA–ALDRICH CORPORATION

7.687% SENIOR NOTE DUE SEPTEMBER 12, 2010

No. ____	September 12, 2000
$	PPN 826552 A* 2

FOR VALUE RECEIVED, the undersigned, SIGMA–ALDRICH CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [State Farm Entity] or registered assigns, the principal sum of One Hundred Million DOLLARS ($100,000,000) on September 12, 2010 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 7.687% per annum from the date hereof, payable semiannually, on the 12th day of March and September in each year, commencing on March 12, 2001, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 9.687% or (ii) 2% over the rate of interest publicly announced by Chase Manhattan Bank from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in St. Louis, Missouri or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Note is issued pursuant to the Note Purchase Agreement, dated as of September 12, 2000 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements.

EXHIBIT 1

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

This Senior Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice of law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SIGMA–ALDRICH CORPORATION

By:
Name: Kirk Richter Title: Treasurer

By:
Name: Karen Miller Title: Controller

EXHIBIT 1

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

Schedule 4.9

CHANGES IN CORPORATE STRUCTURE

Subsequent to December 31, 1999, the Company completed the acquisitions of ARK Scientific GmbH Biosystems, First Medical, Inc. and Amelung GmbH. Under the terms of the acquisition agreements, the Company assumed certain liabilities of these entities. The liabilities assumed were primarily accounts payable and other liabilities incurred in the normal course of business by the acquired entities, in each case less than $1,000,000.

In the acquisition of First Medical, Inc. the Company paid at closing an existing loan of First Medical, Inc. of approximately $550,000.

In the acquisition of Amelung GmbH, the Company assumed and, in effect, cancelled a loan of $3,000,000 payable to the Company.

SCHEDULE 4.9

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

Schedule 5.3

DISCLOSURE MATERIALS

Discontinued Operations

As disclosed in its annual report for the year ending December 31, 1999, the Company announced on November 22, 1999, its strategic decision to seek a buyer for its B-Line Systems metal business. On March 27, 2000, the Company reached an agreement to sell B-Line Systems to Cooper Industries, Inc. On May 1, 2000, the Company completed the sale to Cooper Industries, Inc. for $425.2 million. The buyer is reviewing a purchase price adjustment, which is expected to add approximately $6 million to the initial purchase price of $425.2 million. A portion of the funds received from the sale reduced short-term borrowings. Additional funds were used to continue share repurchase, for acquisitions and other general corporate purposes.

SCHEDULE 5.3

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

Schedule 5.4

Subsidiaries

Sigma-Aldrich

Corporation

Subsidiaries List

Name of Entity - Principal Place of Business	Description of Operations	State of Incorporation	Inc.
Sigma-Aldrich Corporation - St. Louis, MO	Research Chemicals	Delaware	1975
1 Sigma-Aldrich Co. (Illinois)	Research Chemicals	Illinois	1996
(A) Sigma Chemical Company - St. Louis, MO	Research Chemicals	Missouri	1996
(i) Sigma Second Street Redevelopment Corporation	Real Estate Holding	Missouri	1983
(i) Barton/Second Streets Redevelopment Corp.	Real Estate Holding	Missouri	1988

SCHEDULE 5.4-1

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

	(i) Barton Real Estate Holdings, Inc.	Real Estate Holding	Missouri	1988
	(i) Sigma Redevelopment Corporation	Real Estate Holding	Missouri	1979
	(i) 3506 South Broadway Redevelopment Corp.	Real Estate Holding	Missouri	1995
	(i) Second President Properties Company	Research Chemicals	Missouri	1988
	(i) Midwest Consultants Co. - St. Louis, MO	Research Chemicals	Missouri	1971
*	(ii) Little Creek Farm, Inc. - Leslie, MO	Dormant/Inactive	Missouri	1980
*	(i) Sigma F & D Division, Inc.	Dormant/Inactive	Missouri	1974
*	(i) Sigma-Aldrich Marketing, Inc. - St. Louis, MO	Dormant/Inactive	Missouri	1990
*	(i) Pathfinder Laboratories Company	Dormant/Inactive	Missouri	1987
*	(i) Planetary Chemical Inc.	Dormant/Inactive	Missouri	1951
*	(i) Sigma Pharmaceutical Co.	Dormant/Inactive	Missouri	1971
	(B) Sigma-Aldrich Chemie Holding GmbH (Germany)	Research Chemicals	Germany	1985

SCHEDULE 5.4-2

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

	(i) Sigma-Aldrich Chemie GmbH (Germany)	Research Chemicals	Germany	1974
	(ii) Sigma-Aldrich Laborchemikalien GmbH (Germany)	Research Chemicals	Germany	1997
	(i) Sigma-Aldrich Producktions GmbH (Germany)	Research Chemicals	Germany	1998
	(i) Amelung (Germany)	Research Chemicals	Germany	2000
	(i) ARK Scientific GmbH (Germany)	Research Chemicals	Germany	2000
	(C) Sigma-Aldrich S.r.l.- Milano, Italy	Research Chemicals	Italy	1987
++	(D) Sigma-Aldrich Chemie Verwaltungs GmbH - Munich, Germany	Research Chemicals	Germany	1983
++	(E) Sigma-Aldrich Grundstucksverwaltung GmbH & Co. K.G. - Munich, Germany	Research Chemicals	Germany	1974
#	(F) Sigma-Aldrich N.V./S.A. - Bornem, Belgium	Research Chemicals	Belgium	1984
	(i) Sigma Chemie B.V. (The Netherlands)	Research Chemicals	Holland	1995

SCHEDULE 5.4-3

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

	(G) Sigma-Aldrich Israel, Ltd. - Rehovot, Israel	Research Chemicals	Israel	1969
	(H) [6]Aldrich Chemical Foreign Holding Company - Milwaukee, WI	Holding Company	Missouri	1989
	(i) Sigma-Aldrich Chimie S.N.C. Partnership - Cedex, France	Research Chemicals	France	1989
	(ii) Sigma-Aldrich Chimie S.a.r.l. (France) - Cedex, France	Research Chemicals	France	1987
	(I) [6]Sigma Chemical Foreign Holding Company (Missouri)	Holding Company	Missouri	1989
	(J) [1,2] Aldrich Chemical Company, Inc. - Milwaukee, WI	Research Chemicals	Delaware	1996
*	(i) GLM Holdings, Inc. - Milwaukee, WI	Dormant/Inactive	Wisconsin	1991
*	[1](i) Aldrich-Boranes, Inc.	Dormant/Inactive		1972
	(K) Sigma-Aldrich Business Holdings, Inc.	Real Estate Holding	Delaware	1996

SCHEDULE 5.4-4

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

	(i) Sigma-Aldrich Research Biochemicals, Inc. - Natick, MA		Delaware	1997
*	(i) Research Biochemicals Limited Partnership	Dormant/Inactive		1997
	(L) Sigma-Aldrich Lancaster, Inc.	Research Chemicals	Missouri	1996
	(i) Carbolabs, Inc. - Bethany, CT	Research Chemicals	Conneticut	1969
	(i) Techcare Systems, Inc. - Redwood, CA	Research Chemicals	California	1984
	(ii) MedChem, Ltd. (Russia)	Research Chemicals	Russia	1997
	(iii) SAFLab (Russia)	Research Chemicals	Russia	1999
	(ii) TechMed Biochem, Ltd. (Russia)	Research Chemicals	Russia	1994
	(i) Chemical Trade, Ltd. (Russia)	Research Chemicals	Russia	1996
	(M) [3,4,5] Sigma-Genosys, Inc - Woodlands, Texas	Research Chemicals	Texas	1987
	(N) Sigma Diagnostics, Inc. - St. Louis, MO	Research Chemicals	Missouri	1996
	(i) First Medical, Inc. (California)			2000
	(O) Supelco, Inc. - Bellefonte, PA	Chromotography	Delaware	1996

SCHEDULE 5.4-5

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

	*	(P) James F. Burns Co., Inc.	Dormant/Inactive		1972
	*	(Q) KL Acquisition Corp.	Dormant/Inactive		1990
2		Sigma-Aldrich Inc. - St. Louis, MO	Sales & Marketing	Wisconsin	1996
			of Chemical Products
3		Sigma- Aldrich Finance Co. - Hamilton, Bermuda	Holding Company	Missouri	1996
4		Sigma-Aldrich & Subs Foreign Sales Corporation - Barbados	FSC	Barbados	1994
5		Sigma-Aldrich Company, Ltd. - Poole, England	Research Chemicals	United Kingdom	1987
	*	(A) Sigma- Aldrich Holding, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1985
		(i) Sigma-Genosys Limited (UK)	Research Chemicals	United Kingdom	1997
	*	(i) Sigma Chemical Company, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1963
	*	(ii)Wessex Biochemicals Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1963
	*	(i) Aldrich Chemical Company, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1959
	*	(ii) Webnest, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1973

SCHEDULE 5.4-6

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

	*	(i) Bristol Organics Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1970
	*	(i) B-Line Systems Limited (U.K.)	Dormant/Inactive	United Kingdom	1990
6	**	Fluka Holding AG – Buchs, Switzerland	Holding Compnay	Switzerland	1950
		(A) Fluka Chemie GmbH (Switzerland)	Research Chemicals	Switzerland	1999
		(B) Fluka Production GmbH (Switzerland)	Research Chemicals	Switzerland	1999
		(i) Fluka GmbH (Switzerland)	Holding Company	Switzerland	1999
	*	(C) Fluka Chemical Corp. (Delaware)	Dormant/Inactive	Delaware	1996
	*	(D) Fluka Chemical Company, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1967
7		Sigma-Aldrich Foreign Holding Company - St. Louis, Missouri	Holding Company	Missouri	1989
		(A) Sigma-Aldrich Handels GmbH - Vienna, Austria	Research Chemicals	Austria	1993
		(B) Sigma-Aldrich de Argentina S.A. - Buenos Aires, Argentina	Research Chemicals	Argentina	1997
	+	(C) Sigma-Aldrich Pty., Limited - N.S.W. 2154, Australia	Research Chemicals	Australia	1991
		(D) Sigma-Aldrich Quimica Brasil Ltda. - Sao Paulo, Brazil	Research Chemicals	Brazil	1992

SCHEDULE 5.4-7

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

(E)	Sigma-Aldrich spol.. s.r.o. - Czech Republic	Research Chemicals	Czech Republic	1992
(F)	Sigma-Aldrich Canada, Ltd. - Ontario, Canada	Research Chemicals	Canada	1980
(G)	Sigma-Aldrich Denmark A/S - Denmark	Research Chemicals	Denmark	1998
(H)	Ya-Kemia Oy - Helsinki, Finland	Research Chemicals	Finland	1994
(I)	Sigma-Aldrich (OM) Ltd. - Athens, Greece	Research Chemicals	Greece	1997
(J)	Sigma-Aldrich Kft. - Budapest, Hungary	Research Chemicals	Hungry	1993
(K)	Sigma-Aldrich India (Bangalore) Branch	Research Chemicals	India	1992
(L)	Sigma-Aldrich Financial Services Limited - Dublin, Ireland	Holding Company	Ireland	1998
(M)	Sigma-Aldrich Ireland Ltd.- Dublin, Ireland	Research Chemicals	Ireland	1997
(N)	Sigma-Aldrich Japan K.K. - Tokyo, Japan	Research Chemicals	Japan	1994
(O)	Sigma-Aldrich Korea, Ltd. - Seoul, Korea	Research Chemicals	Korea	1995
(P)	Sigma-Aldrich Quimica, S.A. de C.V. (Mexico)	Research Chemicals	Mexico	1993
(Q)	Sigma-Aldrich Norway AS - Oslo, Norway	Research Chemicals	Norway	1996
(R)	Sigma-Aldrich Sp. zo.o - Piznan, Poland	Research Chemicals	Poland	1994

SCHEDULE 5.4-8

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

(S)	Sigma-Aldrich Quimica S.A. - Madrid, Spain	Research Chemicals	Spain	1989
	(i) Sigma-Aldrich Quimica S.A. (Portugal) Branch	Research Chemicals	Portugal	1998
(T)	Sigma-Aldrich Sweden AB - Stockholm, Sweden	Research Chemicals	Sweden	1954
(U)	Sigma-Aldrich Pte, Ltd. (Singapore)	Singapore	Singapore	1994
	(i) Sigma-Aldrich (M) Sdn. Bhd.- Kuala Lumpur, Malaysia	Malaysia	Malaysia	1997
	(i) Sigma-Aldrich Pte. Ltd., (Taiwan) Branch	Taiwan	Taiwan
(V)	Sigma-Aldrich Pty. Ltd. - Midrand, South Africa	Research Chemicals	South Africa	1995

SCHEDULE 5.4-9

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

The above symbols represent the following:

*	Dormant/Inactive Company

-	Branch Office

+	Ownership interest is: 99 shares Sigma-Aldrich Foreign Holding Co.; 1 share Frank Wicks (with agreement requiring the transfer of the share upon termination of employment.)

-	Sigma-Aldrich Company Ltd. (UK) includes the following divisions: Scotland, Sigma, Aldrich, Fluka, Sigma Production and Aldrich Production

**	Ownership is as follows: Sigma-Aldrich Corporation owns 88.14% and Supelco, Inc. owns 11.86% of Fluka Holding AG

++	Ownership is as follows: Sigma-Aldrich Co. owns 95% of Sigma-Aldrich Grundstucksverwaltung GmbH & Co. K.G. (formerly Aldrich Chemie GmbH & Co. K.G. ) and Sigma-Aldrich Chemie Verwaltungs GmbH (formerly Aldrich Chemie Verwaltungs G,bH) owns 5% of Sigma-Aldrich Grundstrcksverwaltung GmbH & Co. K.G. Sigma-Aldrich Co. owns 100% of Sigma-Aldrich Chemie Verwaltungs GmbH.

-	Sigma-Aldrich Foreign Holding Co. owns all but 1 share by Alfredo Jacobo Sadler (naturalized Argentine citizen; with agreeemnt requiring the transfer of the share upon termination of employment.)

#	Belgium law requires 2 shareholders. Sigma-Aldrich Co. owns 1249 shares and Sigma-Aldrich Corporation owns 1 share.

Additional Joint Venture and Partnership information.

1	Aldrich Chemical Company, Inc. and Aldrich-Boranes, Inc. own 59.5% and 0.5% respectively, of AAPL Joint Venture

2	Aldrich Chemical Compnay, Inc. owns 39.11% of CAMAG Chemie-Erzeugnisse and Adsorptionstechnik AG

3	Sigma-Genosys, Inc. and Science Tanaka, Ltd. own 50% each of Sigma-Genosys Japan KK Joint Venture

4	Sigma-Genosys, Inc. and Glen Research Corporation own 50.1% and 49.9% respectively of Genosys Biotin Partners partnership.

5	Sigma-Genosys, Inc. own s 37.5% of Chemicus, Inc.

6	Ownership interest in Sigma-Aldrich Chimie SNC partnership (France): Sigma Chemical Foreign Holding Co. 23% and Aldrich Chemical Foreign Holding Co. 77%.

SCHEDULE 5.4-10

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

SCHEDULE 5.5

FINANCIAL STATEMENTS

The following Financial Statements are included in and provided with the 1999 Sigma-Aldrich Corporation Annual Report:

Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997
Consolidated Balance Sheets as of December 31, 1999 and 1998
Consolidated Statement of Stockholders’ Equity for the years ended December 31, 1999, 1998 and 1997
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997

SCHEDULE 5.5

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

SCHEDULE 5.8

Certain Litigation

None.

SCHEDULE 5.8

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

SCHEDULE 5.11

Patents, Etc.

None

SCHEDULE 5.11

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

SCHEDULE 5.14

Use of Proceeds

Proceeds of the sale of the Notes are to be used by the Company:

1)	to reduce short term borrowings;

2)	to finance future acquisitions;

3)	to continue share repurchase program;

4)	to pay income tax liabilities related to the gain on the sale of B-Line Systems;

5)	for other general corporate purposes.

SCHEDULE 5.14

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

Schedule 5.15

OUTSTANDING INDEBTEDNESS

SIGMA-ALDRICH

CORPORATION

Schedule of Indebtedness

As of July 31, 2000

Payable to	Amount Outstanding (in U. S. Dollars)	Currency	Interest Rate	Date Due	Security
Firstar Bank, N.A. St. Louis, MO	$75,501,000	USD	6.9875%	Revolving credit facility	Unsecured
Bank of Tokyo Mitsubishi Tokyo, Japan	4,388,640	JPY	0.90%	Revolving credit facility	Unsecured
Sanwa Bank Tokyo, Japan	3,977,205	JPY	0.85%	Revolving credit facility	Unsecured
Commerzbank Heidenheim, Germany	229,652	DM		2002	Warehouse facility Steinheim, Germany
Bank BPPC Lyon, France	248,368	FFR	5.30%	Bank overdraft facility	Unsecured
ABN - Amro Lyon, France	1,006,913	FFR	4.75%	Bank overdraft facility	Unsecured
Fluka Chemie AG Pension Fund Buchs, Switzerland	223,954	CHF	4.25%	Current account	None

SCHEDULE 5.14

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

Schedule 10.7(f)

Existing Liens

Mortgage Holder Commerzbank Heidenheim, Germany

Mortgaged Property Warehouse, Steinheim, Germany

Property Owner Sigma-Aldrich Grundstucksverwaltung GmbH & Co. K.G.

Balance due on Mortgage at July 31, 2000 DM 484,375

Payment Schedule DM 96,875 semi-annually

SCHEDULE 10.7(f)

(to Note Purchase Agreement)

Exhibit 10(x) (continued)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

Matters to be Covered in the

Opinions of the Special Counsel to the Company

1. The Company and each of its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

2. The Company and each of its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

3. Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

4. No conflicts with charter documents, laws or other Material agreements attached to the applicable Opinion as Schedule A.

5. All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

6. No litigation questioning validity of documents.

7. The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

8. No violation of Regulations G, T or X of the Federal Reserve Board.

9. Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

Exhibit 4.4(a)

(to Note Purchase Agreement)